Exhibit 99.1

MID PENN BANK

NEWS RELEASE

Contact:   Brittany M. Zolko

    (717) 692-7187

    brittany.zolko@midpennbank.com

FOR IMMEDIATE RELEASE

Mid Penn Bank to open Elizabethtown branch Feb. 2

HARRISBURG, Pa. (Jan. 27, 2015) – Mid Penn Bank is opening its newest branch on Feb. 2 at 2305 South Market Street in Elizabethtown.

To celebrate the opening, there will be a ribbon-cutting ceremony that will begin at 8:30 a.m. followed by a reception inside the branch. The Elizabethtown Chamber of Commerce, local officials, bank leadership and others will be in attendance.

This will be Mid Penn’s first branch in Lancaster County, extending the bank’s footprint to include 15 branches in Central Pennsylvania.

“Elizabethtown is a great community that we believe will embrace the products, services and ideals of Mid Penn Bank,” said Mid Penn Bank President and CEO Rory G. Ritrievi. “We are a full-service financial institution that can provide big bank services, but with the personal attention and local support of a community bank. We look forward to introducing ourselves to Elizabethtown residents, businesses and nonprofits as soon as possible.”

The location will have six employees to fulfill personal banking needs, business banking needs and lending needs.

The branch’s hours of operations will be 8:30 a.m. to 5:00 p.m. Monday through Friday and 8:30 a.m. to 12:00 p.m. on Saturday.  Mid Penn also offers online banking, mobile banking and telephone banking to provide customers with 24/7 account access.

About Mid Penn Bank

Mid Penn Bank, subsidiary of Mid Penn Bancorp, Inc. (NASDAQ: MPB), has been serving Central Pennsylvania since 1868. Headquartered in Millersburg, Pa., Mid Penn Bank has 14 retail locations in Cumberland, Dauphin, Northumberland and Schuylkill Counties. The bank offers a diverse portfolio of products and services to meet personal and business banking needs of the community. To learn more about Mid Penn Bank, visit midpennbank.com or facebook.com/midpennbank.

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